EXHIBIT A
                             STATE OF SOUTH DAKOTA
                         BOARD OF ECONOMIC DEVELOPMENT


                                                      REDI Loan Number 97-04-A


                                PROMISSORY NOTE

                                                         Madison, South Dakota

$255,000.00                                                       May 26, 1998



     For value received, the undersigned GEHL COMPANY promises to pay, in lawful money of the United States of America, to the order of SOUTH DAKOTA

BOARD OF ECONOMIC DEVELOPMENT at the offices of its Loan Servicing Agent,

BankWest Inc., at P.O. Box 998, City of PIERRE, State of SOUTH DAKOTA or at

holder's option, at such other place as may be designated from time to time by the holder Two Hundred Fifty-five Thousand Dollars, ($255,000.00) with interest on unpaid principal computed from the date of each advance to the undersigned at the rate of three percent per annum, payment to be made in installments as follows:

     By paying 59 equal (monthly) installments (based on a level 240 month amortization), each in the amount of $1,414.22, beginning thirty (30) days from the date of this Promissory Note, with the final balloon payment of principal and interest due at the end of 60

     (months) from the date of this Promissory Note.

     This Promissory Note is issued pursuant to and is secured by a certain

Revolving Economic Development and Initiative Fund (REDI) Loan Agreement dated the date hereof (the "Loan Agreement"), the terms and provisions of which are hereby incorporated by reference, by and between the Borrower and BED,

pursuant to SDCL Chapters 1-16G and 1-33, as amended, and Rules and

Regulations Article 68:02, Administrative Rules South Dakota (ARSD).

     This Promissory Note is also secured by:

          [X]  Mortgage

     If any sum payable hereunder is not paid when due, then the entire outstanding principal balance shall thereafter bear interest at a specified fixed rate three (3) percentage points higher than the prime rate of interest published weekly in the Wall Street Journal per annum until paid.

     The Borrower shall have the option of prepaying any installment of principal or interest owing on this Promissory Note prior to the maturity date thereof without penalty.  If prepayments are made, such payment will include accrued interest to the date of the prepayment on the amount of principal prepaid, and principal payments shall be reduced in inverse order of maturity.

Such prepayments shall not in any way alter or suspend any obligations of the

Borrower under the terms of this Promissory Note or the Loan Agreement.

     In the event of default in the payment of this Promissory Note,

and if the same is collected by an attorney at law, the Borrower agrees to pay all costs of collection, including reasonable attorney fees.

     The Borrower hereby waives presentment for payment, demand, notice of nonpayment, protest, notice of protest, and notice of dishonor.

     This Promissory Note and all instruments or documents securing the same shall be governed by and construed in accordance with the laws of the State of

South Dakota.



     Signed and sealed this 26th day of May, 1998.

                                   ______________________________
                                   BORROWER

     (SEAL)
                                   BY:  /s/ Kenneth P. Hahn
                                   ITS: Vice President

ATTEST:  M.J. Mulcahy

BY:
ITS:  Secretary


Note. - Corporate applicants must execute Note, in corporate name, by duly authorized officer, and seal must be affixed and duly attested; partnership applicants must execute Note in firm name, together with signature of an authorized general partner.